NEWS RELEASE for June 5, 2009 at 9:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR RECEIVES FDA OVER-THE-COUNTER CLEARANCE FOR A HOME USE
WRINKLE REMOVAL LASER DEVICE

Clearance Opens Door To Multi-Billion Dollar Home Skin Care Market

        BURLINGTON, MA (June 5, 2009)… Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has become the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, laser device for the treatment of periorbital wrinkles. OTC clearance allows the device to be marketed and sold directly to consumers without a prescription.

        This consumer device was developed by Palomar and completed together with Johnson and Johnson Consumer Companies, Inc. under a previously announced agreement to develop light-based anti-aging devices. Designed specifically for use in the home and based on years of research and clinical testing, this consumer device represents a major breakthrough in the aesthetic device industry.

        Commenting on the achievement, Palomar Chief Executive Officer Joseph P. Caruso said, “This FDA clearance for a laser to treat wrinkles in the home opens up a tremendous opportunity to tap into the multi-billion dollar consumer skin care market with our patented technology. The professional treatment of fine lines and wrinkles using lasers has been well established and proven to be safe and effective for years in the doctors’ office using large and expensive lasers. With this breakthrough, consumers will be able to use similar technology in the privacy of their own homes for a fraction of the cost. This latest clearance further validates Palomar’s investment in research and development in the field of light-based anti-aging treatments and adds to the list of distinctions for Palomar as a technology leader in our industry.”

        Mr. Caruso continued, “Years ago, we believed that light-based anti-aging applications could be brought to the home. We invested significant resources in research, development, clinical testing, and patent protection to make this a reality and ensure that Palomar would be the leader with this innovative technology. We envision a strong market for this OTC device and an increase in consumer awareness to help drive growth in our professional business."

        For more information, please see Exhibit 99.2 to a Current Report on Form 8-K filed today.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies, Inc., to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company's current expectations, plans, intentions, beliefs or predictions. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, including patent infringement lawsuits, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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